Exhibit 10.1

SECOND AMENDMENT OF
JOHN BEAN TECHNOLOGIES CORPORATION
EMPLOYEES’ RETIREMENT PROGRAM
PART I SALARIED AND NONUNION HOURLY EMPLOYEES’ RETIREMENT PLAN
(AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2012)

WHEREAS, John Bean Technologies Corporation (the “Company”) maintains the John Bean Technologies Corporation Employees’ Retirement Program Part I Salaried and Nonunion Hourly Employees’ Retirement Plan, as amended and restated effective January 1, 2012 (the “Plan”);

WHEREAS, the Company now deems it necessary and desirable to amend the Plan to offer a one-time lump sum election to certain eligible Participants during a window period; and

WHEREAS, this Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Company under Section 11.1 Plan Amendment or Termination of the Plan, the Plan is hereby amended as follows, effective August 1, 2015:

●	Effective as of August 1, 2015, Section 3.7 is hereby added to the Plan to read as follows:

3.7     2015 LUMP SUM OPTION WINDOW

The purpose of this Section 3.7 is to modify the provisions of the Plan to offer a one-time lump-sum election to Qualifying Participants during a window period. The provisions of this Section 3.7 shall apply only to persons who meet the requirements of a “Qualifying Participant.”

(a)     Definitions. In addition to the definitions in Article I of the Plan, the following definitions shall apply for purposes of this Section 3.7:

(1)     The term “Qualifying Participant” shall mean a Participant (A) who can be located by the Company by September 30, 2015, after a diligent search, who terminated employment with the Company or an Affiliate on or before December 31, 2014 with a vested accrued benefit and who has not been subsequently rehired by the Company or an Affiliate as of December 1, 2015, (B) who is not currently receiving a benefit from the Plan as of August 31, 2015, (C) who is not scheduled to commence payment of his benefit from the Plan on or before October 30, 2015, (D) whose Normal Retirement Date does not occur prior to December 1, 2015, (E) whose accrued benefit actuarial equivalent lump sum value as of December 1, 2015 exceeds $1,000, but does not exceed $75,000, (F) whose accrued benefit is not subject to a qualified domestic relations order (as defined under Section 12.3 of the Plan), (G) whose accrued benefit is not funded (either in total or in part) by the Aetna nonparticipating annuity contract or the Prudential nonparticipating annuity contract, (H) who is not a Beneficiary and (I) who is not an alternate payee of a Participant whose accrued benefit is subject to a qualified domestic relations order (as defined under Section 12.3 of the Plan).

(2)     The term “Benefit Election Window” shall mean the special election period during which Qualifying Participants may elect to receive payment or commence to receive payment of their vested accrued benefit, either as an annuity or as a lump-sum payment, even if such Qualifying Participant has not reached age 55 and is not eligible for immediate commencement of his accrued benefit other than for the provisions of this Section 3.7. The Benefit Election Window shall begin on August 31, 2015 and shall expire on October 30, 2015; provided however, that any Qualifying Participant who makes an election to receive payment or commence to receive payment pursuant to the Benefit Election Window shall have until December 1, 2015 to revoke any such election by contacting the Plan Administrator.

(3)     The term “Special Benefit Election” shall mean the valid election made by a Qualifying Participant to receive or commence to receive his or her vested accrued benefit pursuant to the Benefit Election Window.

(4)     Any Qualifying Participant who makes a valid Special Benefit Election shall have an Annuity Starting Date of December 1, 2015 (the “Limited Benefit Election Annuity Starting Date”).

(b)     Calculation and Distribution of Benefits. For any Qualifying Participant who makes a valid Special Benefit Election, the following provisions will apply in determining his or her benefits during this Benefit Election Window:

(1)     If a Qualifying Participant elects a payment form other than an immediate single lump sum payment, the following shall apply:

(a)     For Qualifying Participants who have not yet attained age 55 as of December 1, 2015, the normal form of payment shall be reduced by a factor which is the lesser of:

(i)     a factor reflecting an actuarial reduction from the Participant’s Normal Retirement Date to the Annuity Starting Date using the following assumptions:  (1) the interest rate described under Code Sections 417(e)(3)(C) and (D) for the November preceding the Plan Year that contains the Annuity Starting Date; and (2) the mortality table prescribed by the Secretary of the Treasury pursuant to Section 417(e)(3)(B) of the Code applicable to 2015; or

(ii)     the factor which would apply to the Participant under Section 4.2 of the Plan if the Participant were to commence payments at age 55.

(b)     For Qualifying Participants who have attained age 55 by December 1, 2015, the normal form of payment will be equal to the amount determined using the Plan’s early retirement factors set forth in Section 3.2 and Section 4.2 of the Plan (as applicable).

(2)     The normal form of payment may be converted into an optional benefit available under Section 6.2 or the applicable Supplement of the Plan. The optional form of benefit will be the Actuarial Equivalent of the single life annuity.

(3)     A Qualifying Participant may elect to receive his accrued benefit as an immediate single lump sum payment, but only during the Benefit Election Window. The lump sum optional form of payment will be equal to the Normal Retirement Benefit multiplied by a deferred to age 65 present value factor, determined using the assumptions described in Article I and Section 12.8 of the Plan.

Notwithstanding the preceding, for Qualifying Participants who have attained age 55 as of December 1, 2015, the lump sum optional form of payment will be equal to the greater of:

(a)     the Normal Retirement Benefit multiplied by a deferred to age 65 present value factor, determined using the assumptions described in Article I and Section 12.8 of the Plan, and

(b)     the Normal Retirement Benefit reduced for immediate commencement using the Plan’s early retirement factors set forth in Section 3.2 and Section 4.2 of the Plan (as applicable) multiplied by an immediate present value factor, determined using the assumptions described in Article 1 and Section 12.8 of the Plan.

(4)     Any lump sum paid under this Section shall be deemed an eligible rollover distribution under Section 12.10 of the Plan, but only to the extent permitted by Section 401(a)(9) of the Internal Revenue Code.

(5)     A Qualifying Participant’s benefit must be definitely determinable based on the data available to the Plan Administrator as of December 1, 2015, in order to be paid in accordance with the Benefit Election Window provisions set forth in this Section 3.7.

(c)     Death Benefit.

(1)     If a Qualifying Participant’s death occurs prior to August 31, 2015, and he is eligible for a death benefit payable pursuant to the provisions of Article VII of the Plan, the benefit shall be paid in accordance with such provisions.

(2)     If a Qualifying Participant’s death occurs on or after August 31, 2015, and such Qualifying Participant did not elect the Special Benefit Election, any death benefit for which he is eligible will be paid pursuant to the provisions of Article VII of the Plan.

(3)     If a Qualifying Participant’s death occurs on or after August 31, 2015, and such Qualifying Participant had timely and properly elected the Special Benefit Election hereunder to receive his accrued benefit, but did not receive such benefit as of the date of his death, the benefit so elected will automatically be cancelled, and rendered null and void and without any further force or effect, unless the benefit so elected is payable in a form that satisfies the requirements of a Qualified Joint and Survivor Annuity, in which case the benefit so elected will remain effective.

(d)     Maximum Aggregate Amount of Lump Sum Payments Permissible Under 2015 Lump Sum Option Window.

Notwithstanding any provision set forth in this Section 3.7 to the contrary, the maximum aggregate amount of lump sum payments payable pursuant to the 2015 Lump Sum Option Window under this Section 3.7 shall be limited to $12,750,000. In the event the aggregate amount of lump sum payments elected by Qualifying Participants exceeds $12,750,000, Participant elections will remain effective only as follows: starting with the Participant whose election results in the lowest lump sum value, such lump sum election and the lump sum election of each subsequent Participant whose election results in the next highest lump sum value shall remain effective until such time that the next subsequent Participant’s lump sum election with the next highest lump sum value causes the aggregate lump sum values up to that point to exceed $12,750,000; at such point, the Participant’s election that caused the aggregate lump sum values up to that point to exceed $12,750,000, and all remaining Participant lump sum elections with higher lump sum values than such Participant, shall automatically be cancelled and rendered null and void and without any further force and effect.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 4th day of August, 2015.

John Bean Technologies Corporation

By:	/s/ Mark Montague

Its:	EVPHR

Firmwide:134304088.2 060104.1021

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